     As filed with the Securities and Exchange Commission on January __, 2002
                                                      Registration No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933

                           --------------------------

                             FMC TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                 36-4412642
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
     incorporation or organization)

        200 East Randolph Drive                             60601
           Chicago, Illinois                             (Zip Code)
(Address of Principal Executive Offices)

        FMC Technologies, Inc. Non-Qualified Savings and Investment Plan
                            (Full title of the plan)

                             William H. Schumann III
                Senior Vice President and Chief Financial Officer
                             200 East Randolph Drive
                             Chicago, Illinois 60601
                     (Name and address of agent for service)

                                 (312) 861-6000
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                                 Steven J. Gavin
                                Winston & Strawn
                              35 West Wacker Drive
                             Chicago, Illinois 60601
                                 (312) 558-5600



                       CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
   Title of securities    Amount to be     Proposed maximum offering      Proposed maximum              Amount of
    to be registered      registered            price per unit        aggregate offering price (1)  registration fee
--------------------------------------------------------------------------------------------------------------------
FMC Technologies, Inc.       $25,000,000           100%                      $25,000,000                  $5,975
Non-Qualified Savings and
Investment Plan Obligations
(2).........................
--------------------------------------------------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee.

(2) The FMC Technologies, Inc. Non-Qualified Savings and Investment Plan Obligations are unsecured obligations of FMC Technologies, Inc. to pay deferred compensation in the future in accordance with the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan.

     PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

               FMC Technologies, Inc., a Delaware corporation (the "Registrant") shall deliver the document containing the information in Part I of this Form S-8 Registration Statement to each participant in the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "1933 Act"). Such document is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). Such document and the documents incorporated by reference into this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

     PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

               The following documents previously filed with the Commission by the Registrant are incorporated by reference herein:

               (i) the Registrant's prospectus filed pursuant to Rule 424(b) under the 1933 Act on June 14, 2001 relating to the Registrant's Registration Statement on Form S-1 (File No. 333-55920);

               (ii) the Registrant's Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2001 filed pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"); and

               (iii) the Registrant's Current Reports on Form 8-K dated July 11, July 27, July 31 and September 6, 2001 filed pursuant to the 1934 Act.

               All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment (i) which indicates that all securities offered herein have been sold or (ii) which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

               Under the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan, as amended (the "Plan"), the Registrant provides a select group of management or highly compensated employees ("Participants") identified by the Employee Welfare Benefits Plan Committee or its delegate (the "Committee") of the Registrant who are prohibited from fully contributing to the FMC Technologies, Inc. Savings and Investment Plan (the "Tax-Qualified Plan") due to limitations imposed on the Tax-Qualified Plan by the Internal Revenue Code the opportunity to elect to defer all or a specified portion of their compensation. The portions of compensation deferred under such elections are referred to herein as the "Obligations".

               The Obligations are unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan and rank equally with other unsecured and unsubordinated indebtedness of the Registrant. The Registrant is not required to fund or otherwise segregate assets to be used for the payment of the Obligations. Notwithstanding the foregoing, the Registrant has established a grantor trust (the "Trust") to hold assets to be used for payment of the Obligations. However, the assets of the Trust shall remain the assets of the Registrant subject to the claims of its general creditors. The Obligations shall be paid in cash on the last day of the sixth calendar month following the calendar month in which such Participant's employment with the Registrant terminates, subject to certain exceptions. There is no trading market for the Obligations.

               Compensation deferred by a Participant ("Participant Deferrals") shall be held in individual bookkeeping accounts for each Participant established by the Committee. Company matching contributions ("Company Contributions") shall be held in an individual bookkeeping account for each Participant established by the Committee. Participant Deferrals shall be deemed to be invested in accordance with the investment alternatives the Participants select and the terms of the Plan. The investment alternatives are determined by the Committee and currently include (i) Fidelity Retirement Government Money Market Portfolio, (ii) Fidelity Puritan(R) Fund, (iii) Fidelity Blue Chip Growth Fund, (iv) Fidelity Diversified International Fund, (v) Fidelity Capital & Income Fund, (vi) Mutual Qualified Fund Class Z, (vii) FMC Corporation Unitized Stock Fund, (viii) FMC Technologies, Inc. Unitized Stock Fund (effective as of the date FMC Corporation distributes its interest in the Company), (ix) Fidelity Magellan(R) Fund, (x) MSFIT MidCap Growth I, (xi) U.S. Equity Index Commingled Pool, (xii) Fidelity Freedom Income Fund, (xiii) Fidelity Freedom 2000 Fund,
(xiv) Fidelity Freedom 2010 Fund, (xv) Fidelity 2020 Fund, (xvi) Fidelity Freedom 2030 Fund, (xvii) Fidelity Freedom 2040 Fund, (xviii) Sequoia Fund, Inc., (xix) Clipper Fund, (xx) Spartan U.S. Equity Index, (xxi) Fidelity U. S. Bond Index and (xxii) PIMCO Total Return - Institutional. Company Contributions shall be automatically deemed to be invested in common stock of the Registrant ("Common Stock"). Each Participant account shall be deemed to receive all interest, dividends, earnings and other property that would have been received with respect to an investment alternative or Common Stock, as the case may be, deemed to be held in such account if the Registrant actually owned such an investment alternative or Common Stock, as the case may be; provided, however, no Participant shall be deemed to receive voting rights with respect to Common Stock deemed to be held in such account. Similarly, each Participant account shall be deemed to suffer all investment losses and other diminution that would have been suffered with respect to an investment alternative or Common Stock, as the case may be, deemed to be held in such account if the Registrant actually owned such an investment alternative or Common Stock, as the case may be.

               A Participant's rights to any amounts credited to his accounts shall not be grantable, transferable, pledgeable or otherwise assignable by the Participant and may only pass upon the Participant's death pursuant to the terms of the Plan, pursuant to a beneficiary designation made by a Participant in accordance with the terms of the Plan or pursuant to the laws of inheritance. The Obligations are not subject to early redemptions, in whole or in part. The Obligations are not convertible into any other security of the Registrant. Each Participant shall be responsible for enforcing his own rights with respect to the Obligations. The Registrant reserves the right to amend or terminate the Plan; provided, however, that any such action shall not adversely affect the right of any Participant to receive any vested benefits already accrued in a Participant's accounts, unless a Participant consents to such action.

Item 5.        Interests of Named Experts and Counsel.

               The validity of the securities being registered hereby has been passed upon by Steven H. Shapiro, Esq., Deputy General Counsel and Assistant Secretary of the Registrant. Mr. Shapiro is currently eligible to participate in the Plan. Mr. Shapiro holds options to acquire shares of Common Stock.

Item 6.        Indemnification of Directors and Officers.

               Section 145 of the General Corporation Law of the State of Delaware provides as follows:

               A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

               A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               As permitted by the General Corporation Law of the State of Delaware, the Registrant has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant's Certificate of Incorporation and Bylaws provide that the Registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

               The Registrant maintains directors and officers liability insurance for the benefit of its directors and officers.

Item 7.        Exemption from Registration Claimed.

               Not Applicable.

Item 8.        Exhibits.

          The following documents are filed as exhibits to this Registration
Statement:

          Exhibit No.     Description
          -----------     -----------

             4.1 FMC Technologies, Inc. Non-Qualified Savings and Investment Plan, (incorporated herein by reference to Exhibit 10.9.a to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on November 14,
                          2001).

             5.1 Opinion of Steven H. Shapiro, Esq. as to the legality of the securities being registered.

            15.1 Letter regarding unaudited interim financial information.

            23.1          Consent of KPMG LLP.

            23.2 Consent of Steven H. Shapiro, Esq. (included as part of Exhibit 5.1).

            24.1 Powers of attorney (included on the signature page hereto).


Item 9.        Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 2, 2002.

                                       FMC TECHNOLOGIES, INC.

                                       By: /s/ William H. Schumann III
                                           -------------------------------------
                                            Name:   William H. Schumann III
                                            Title:  Senior Vice President and
                                                    Chief Financial Officer

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall S. Ellis and Steven H. Shapiro, and each or any of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable FMC Technologies, Inc. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign the name of the undersigned to any amendments to such registration statement (including post-effective amendments) and additional registration statements filed in accordance with General Instruction E to Form S-8 to register additional securities, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each or any of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                   Signature                                    Title                              Date
 ------------------------------------------    -----------------------------------  -------------------------------
/s/ Robert N. Burt                               Chairman of the Board, Chief         September 28, 2001
-------------------------------------------      Executive Officer and Director
Robert N. Burt                                   (Principal Executive Officer)

/s/ William H. Schumann III                      Senior Vice President and Chief      September 28, 2001
-------------------------------------------      Financial Officer (Principal
William H. Schumann III                          Financial Officer)


/s/ Ronald D. Mambu                              Vice President and Controller        September 28, 2001
-------------------------------------------      (Principal Accounting Officer)
Ronald D. Mambu

/s/ Joseph H. Netherland                         Director                             September 28, 2001
-------------------------------------------
Joseph H. Netherland

/s/ Mike R. Bowlin                               Director                             September 28, 2001
-------------------------------------------
Mike R. Bowlin

/s/ B. A. Bridgewater, Jr.                       Director                             September 28, 2001
------------------------------
B. A. Bridgewater, Jr.

/s/ Asbjorn Larsen                               Director                             September 28, 2001
------------------------------
Asbjorn Larsen

/s/ Edward J. Mooney                             Director                             September 28, 2001
------------------------------
Edward J. Mooney

/s/ William F. Reilly                            Director                             September 28, 2001
------------------------------
William F. Reilly

/s/ James M. Ringler                             Director                             September 28, 2001
------------------------------
James M. Ringler

/s/ James R. Thompson                            Director                             September 28, 2001
------------------------------
James R. Thompson

                                INDEX TO EXHIBITS

          Exhibit No.      Description
          -----------      -----------

             4.1 FMC Technologies, Inc. Non-Qualified Savings and Investment Plan (incorporated herein by reference to Exhibit 10.9.a to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on November 14, 2001).

             5.1 Opinion of Steven H. Shapiro, Esq. as to the legality of the securities being registered.

            15.1 Letter regarding unaudited interim financial information.

            23.1           Consent of KPMG LLP.

            23.2 Consent of Steven H. Shapiro, Esq. (included as a part of Exhibit 5.1).

            24.1 Powers of attorney (included on the signature page hereto).